EXHIBIT 10.21
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                                    AGREEMENT
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          This agreement (the "Agreement ) is entered into between Central Park
Media.Corporation ("CPM"), having its principal place of business located at 250 West 57th Street, New York, New York, 10107 and CDKnet, LLC. (the "Company"), a New York company having its principal place of business located at 250 West 57th Street, New York, New York, 10107 on this 29th day of March 1999.

                   WHEREAS, CPM is in the business of creating, selling, distributing and licensing for sale Japanese animation, Anime and other content.

                   WHEREAS, The Company is in the business of developing software and Internet technologies and applications, utilizing sophisticated video digitization and compression techniques.

                   WHEREAS, the Company has developed the MixFactory.com process, a; unique Internet based ordering process, giving a consumer the ability to create custom compiled video based CDs through the MixFactory.com Web site (hereinafter, "MixFact"). These custom compiled discs are created with the Company's software technology (CDK Technology) which enables the integration of stereo audio, full screen high quality video and seamless Internet Web browsing from a standard CD or DVD (hereinafter, "CDK Technology"); and

                   WHEREAS, CPM and the Company desire to create, market and take orders via the internet, video based CDs (hereinafter, "CPMdisc") via MixFact using the CDK Technology and audio, video and other content provided by CPM, on the terms and conditions set forth below.

                   NOW THEREFORE, in consideration of the mutual promises of the parties hereto and of the mutual benefits to be gained by the performance thereof, and such other good and valuable

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consideration, the receipt and sufficiency of which the parties hereto acknowledge, the parties hereby agree as follows:


                   1. The Company hereby agrees to create, and develop a seamless link from CPMsites to MixFact where consumers can create and purchase customized video based CPM Disc produced with the CDK Technology.

                   2. The Company will give CPM the ability to offer custom compiled promotional CDs to its web site visitors at no charge to CPM or customer. Customer will be responsible for shipping and handling charges. Shipping and handling will be collected and retained by the Company. The Company will work in conjunction with CPM to create the format of the custom CDs offered.

                   3. CPM will insert a MixFactory.com link on its UFOcity.com, CentralParkMedia.com and Software-Sculpturs.com Web sites (hereinafter "CPMsites") in order to market, promote and advertise MixFactory.com's ability to custom compile iso9660 multi-session based CPMdisc for consumers to be ordered over the Internet containing Japanese animation, Amine and or other content (hereinafter "Content").

                   4. CPM hereby agrees to provide a prominent logo/link to MixFact from CMPsites.

                   5. CPM hereby agrees, during the term of this Agreement on a non exclusive basis, it will provide content to the Company as listed in exhibit A on a continuing basis to incorporate into the MixFact database. Content will include but is not limited to Japanese animation and Anime video segments and clips, video and audio Documentaries, Product Catalogs, Still clips and photos and Audio soundtracks taken from CPMs library of wholly owned content and content licensed from third parties (hereinafter the "Content"), which the Company will digitize, store and sell through MixFact and

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CMPsites. The amount of Content supplied, digitized and utilized for MixFact
CPMsites and the prices to be charged to consumers will be mutually agreed upon in good faith by the Company and CPM.

                   6. Neither the Company or CPM grants to each other its respective ownership or control over any copyright, trademark, patents, trade secret or other intellectual property rights.

                   7. The Company will provide all the technology and service necessary to digitize and store the Content, process the order requests received through CPMsites and MixFact, set up and manufacture CDs and DVDs (in the future) with the selected Content, bill customers credit card or other payment source and ship the completed CD or DVD package. There shall be no cost to CPM to the above survices.

                   8. CPM represents that it has secured all usage and other licensing rights for Content it will provide to CDK, (collectively the "Licenses"). CPM will also insure that the Licenses allow for the creation of CPMdisc, and any other products created hereunder. CPM will be responsible for payment of Licenses royalties. Its agreed and understood that CPM disc shall only include only the linear version of the programming supplied by CPM and such programming shall not be edited nor made interactive in any manner other than the inclusion of menu pages or chapter stops, and such terms normally understood in the industry.

                   9. Revenues from custom compiled CDs purchased through CPMsites at MixFact will be paid out on a monthly basis first to the Company then to CPM. Any obligations due CPM, and or any third party pursuant to Licenses, advertising or any other reason are subordinated to payments due to the Company.

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                       (a) The Company will be paid in accordance with the
                           following chart:

          Units sold / month       The Company's compensation per CMPdisc (CD)
          0-10,000                                 $5.00/CD
          10,001-50,000                            $6.00/CD
          50,001 and up                            $6.00/CD plus 5% of the
                                                    Gross per CD retail


                       (b) The Company's compensation per CPM disc shall not
                           exceed 80% of the retail price paid by the consumer.

                   10. In addition to the selected Content, CPMdisc will be configured to contain Web links to CPMsites, MixFact, selected advertisers and other possible links, which will be mutually agreed by both parties.

                   11. Each party shall have the right to examine at their own cost, the books and records of the other party to the extent they pertain to this Agreement. Such examination shall be made during reasonable business hours upon reasonable advance written notice at the audited parties regular place of business where such books and records are maintained. If a discrepancy of greater than 5% (five percent) or two thousand US dollars (US $2,000.00), whichever is larger, is discovered, the audited party shall bear the reasonable cost of such audit as well as pay any outstanding difference owed to the auditing party.

                   12. The packaging and discs for all CPMdisc will include CPM, and the Company and their licensors trademarks and logos and appropriate copyright notices for the content.

                   13. CPM acknowledges that the Company is making no representations or warranties with respect to MixFact and the CDK Technology, and CPM agrees that the Company shall not be liable to

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CPM or any of their customer, directly or indirectly, in connection with any claim, or action for damages of any nature, pursuant to or in connection with this Agreement. CPM agrees that it Will not, and will not permit or assist any other party to: (i) reverse engineer, disassemble or decompose all or any part of the CDK Technology, or any copy thereof, or (ii) without the written approval of the Company, use any trademark or technology of the Company or the Company's licensors other than as expressly permitted herein. This section survives the expiration hereof.

                   14. CPM and the Company, on behalf of themselves and their respective affiliates acknowledge and agree pursuant to this Agreement that each of the parties may be given access to or come into possession of confidential information of the other, which information may contain trade secrets, proprietary data or other confidential business or technical information. CPM and the Company, on behalf of themselves and their respective affiliates and/or assigns acknowledge that it will not use, duplicate or divulge to others any such confidential information, including, without limitation trade secrets belonging to or disclosed to each other, without first obtaining written permission from the party seeking to use the information. All tangible embodiments of such confidential information shall be delivered to the other party upon any termination or expiration of this Agreement, or upon request by such party, whichever first occurs. This section survives expiration hereof.

                   15. CPM represents that any and all content, packaging, advertising and other materials provided by it to the Company and/or utilized in connection herewith do not and will not (i) infringe any third party's copyright, trademark rights, rights of privacy and publicity, moral rights or any other proprietary or personal rights or (ii) defame or otherwise injure the reputation of any person, organization or entity. This section survives the expiration hereof.

                   16. Neither CPM or the Company will (i) make false or misleading representations with regard to the other parties technology or products, (ii) publish or employ or cooperate in the

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publication or employment of any misleading or deceptive advertising materials,
(iii) make representations warranties or guaranties to anyone with respect to the specifications, features or capabilities of the other parties technology or products that are inconsistent with information contained in the respective packaging materials. This section survives the expiration hereof.

                   17. This Agreement will remain in effect for three (3) years if the following annual unit sales performance criteria are met by the marketing partnership.

                   Year one: 50,000 units
                   Year two: 75,000 units
                   Year three: l00,000 units

If performance criteria are not met by marketing partnership each of CPM or the Company will have the right to cancel its involvement with the other. On a program by program basis the term of availability will be listed in exhibit one and the Company will cease sale and marketing that program.

                   18. Starting year four (4), CPM will have the right to annually renew the Agreement on the same terms and conditions provided the marketing partnership achieves a unit sales performance of 120% of the prior years performance criteria, and CPM exercises its option by Certified Mail notice no later than three months prior to the end of the original term or any extended terms.

                   19. CPM and the Company shall work together in order to have CPMsites links and MixFact created and ready for release by June 15, 1999.

                   20. CPM and the Company hereby agree and acknowledge that the CPMsites customer list developed from the sale of CPMdisc are proprietary to both companies, and CPM and the Company hereby agree not to market or otherwise profit from the sale of this customer list without both

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parties express written consent. Revenue generated from the sale of customer list will be split 50% to CPM and 50% to the Company.

                   21. Company represents and warrants that:

a) it is a legal corporation of the State of New York

b) it is authorized and has the power to enter into this Agreement and to the best of its knowledge, it is not subject to any agreement or obligation which would prevent it from entering into or performing this Agreement, or which would be violated by its performance of this Agreement, or the performance of which would violate this Agreement;

c) it shall not distribute the CPM Disks in any manner which may give rise to claims against CPM with respect to any common law or other right (including, without limitation, any copyright, trademark, trade name, service mark) of any person or organization, or which may diminish the good will previously established in the Program;

f) it shall engage in no action that may create a claim against CPM for payment to third parties for the use of any content other than the Program;

g) all necessary rights in connection with the CPM Disks in the Territory throughout the Period of this Agreement, including without limitation, all copyright, trademark and such other rights as may be required, are owned by, or have been acquired and fully paid for by Licensee;

h) neither CPM nor its parent or any subsidiary, affiliate, agent, distributor or dealer shall have any responsibility or liability for the making of payments to any person or organization (including, without

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limitation, any union or guild or any member thereof, actor, director, writer, producer, composer, craftsman, musician or performer) in connection with the distribution of the CPM Disks, or any artwork, packaging, advertising or promotional materials (including trailers) relating to the CPM Disks, and all residual and other third party payments, deferred compensation and profit or gross receipt participation shall be and are the sole responsibility of Company and shall be paid by Company in a timely fashion so as not to give rise to any claim against CPM.

i) Company shall maintain a link from its website to any CPM owned website that CPM may designate

                   22. The Company agrees to indemnify, defend, and hold harmless CPM or assigns, from and against any and all claims, demands, or actions and any losses, expenses, and damages resulting directly therefrom (including court costs and reasonable attorney fees) based on a claim against Licensee that the MixFact or CDK Technology employed in creating the product infringes or abridges a third-party right in the United States in a validly issued patent, copyright, or trade secret. Any such indemnification by the Company shall be contingent upon CPM giving the Company prompt written notice of the claim for which indemnification is sought.

                   22. The rights and obligations of each of the parties hereunder shall inure to the benefit of and shall be binding upon the successors and assigns of such party.

                   23. The confidential information referred to in this Agreement does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the parties,
(ii) was available to the parties on a non-confidential basis prior to its disclosure to the parties (iii) becomes available to the parties on a non-confidential basis from a source other than the parties, provided, however, that such source is not, to the parties reasonable knowledge, bound by a

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Confidentiality agreement with the either or any of its Representatives and such source is otherwise entitled to disclose it.

                   24. Neither party may assign, in whole or in part, this Agreement or its rights and obligations under it, without the written consent of the other party, which shall not be unreasonably withheld. This language does not apply to a sale of all or substantially all of the assets of either company.

                   25. CPM explicitly retains all the rights not expressly granted to Company in this agreement, including without limitation the right to broadcast the CPM content over network television, pay cable, free cable, satellite telephony or computer or any other broadcast medium, now known or developed in the future.

                   26. CPM will use its web sites to advertise and promote Company's goods and services provided in this Agreement to the same extent that it advertises and promotes other third party goods and services. Company will use its web sites to advertise and promote CPM goods and services provided in this Agreement to the same extent that it advertises and promotes other third party goods and services.

                   27. This Agreement contains the entire agreement between the parties hereof pertaining to the subject maker hereof, and supersedes and replaces any and all prior agreements between the parties concerning the subject matter hereof.

                   28. The terms and conditions hereof may be changed only by an agreement in writing signed by the parties hereto.

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                   29. This Agreement shall be governed by construed and
enforced under the laws of the State of New York without giving effect to the conflicts or choice of laws provisions thereof.

                   30. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.




          CDKnet, LLC                   Central Park Media

          /s/ Michael Jolly             /s/ John O'Donnell
          --------------------          --------------------
          By: Michael Jolly             By: John O'Donnell
              SVP